EXHIBIT 11.01

                       ADVANCED TECHNOLOGY MATERIALS, INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                             Quarter Ended       Quarter Ended
                                                3/31/97              3/31/96
                                                -------              -------
Net income .................................. $1,106,571          $  469,446
                                              ==========          ==========

Average common shares
 outstanding ................................  8,791,194           8,722,064
Incremental shares issuable
 pursuant to employee stock
 options and warrants (if
 dilutive) ..................................    801,309             609,602
                                              ==========          ==========

Total
 shares .....................................  9,592,503           9,331,666
                                              ==========          ==========

Net income per
 share ......................................  $    0.12          $     0.05
                                              ==========          ==========